UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                     PURSUANT TO SECTION 13 OR 15(D) OR THE
                        SECURITIES EXCHANGE ACT OF 1934


   December 21, 2000                               0-15669
   (Date of Report)                        (Commission File Number)



                            ML-LEE ACQUISITION FUND, L.P.
     (Exact name of registrant ass specified in its governing instruments)


              Delaware                               13-3426817
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)



                      2 World Financial Center - 14th Floor
                          New York, New York 10281-6114
              (Address of principal executive office and zip code)


Registrant's telephone number, including area code: (212) 236-6576

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ITEM 5.  OTHER EVENTS

     ML-Lee Acquisition Fund, L.P. (the "Fund")owned equity in, and held secured notes from, BeefAmerica, Inc. In 1996, BeefAmerica, Inc. sold all of the capital stock of its subsidiary, BeefAmerica Operating Company, Inc. ("Opco"), in return for cash and preferred stock of the acquiring company. As BeefAmerica, Inc.'s primary creditor, the Fund was paid a portion of the cash and preferred stock received by BeefAmerica, Inc., in partial satisfaction of the Fund's secured claim against BeefAmerica, Inc. In 1998, the Fund sold this preferred stock to Lajara II, LLC in return for a promissory note in the original principal amount of $1,000,000. The Fund does not expect to collect any proceeds from this note and has fully reserved against it.

     In October 1998, Opco filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Nebraska (the "Bankruptcy Court"). This Chapter 11 case was subsequently converted to a case under Chapter 7 of the Bankruptcy Code. Opco's Chapter 7 Trustee (the "Trustee") has asserted claims against the Fund and its Partners and representatives of the Fund related to the 1996 sale of Opco's stock; however, the Trustee did not commence a lawsuit on his asserted claims (see discussion below).

     In May 1999, BeefAmerica, Inc. was sued in federal district court in Nebraska (the "District Court") by a purported class of individuals and a related union; the initial complaint filed against BeefAmerica, Inc. was subsequently amended to name the Fund and its Partners and representatives of the Fund as defendants (the "Lawsuit"). The Lawsuit alleged, among other things, that BeefAmerica, Inc. guaranteed certain retiree medical benefits due to these individuals by Opco, and that certain payments made by BeefAmerica, Inc. in 1996 to its alleged "insiders" (including the Fund) were fraudulent transfers. In response to the Lawsuit, on September 10, 1999, BeefAmerica, Inc. (now known as BAI Liquidating Corp. ("BAI")), filed a voluntary petition under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy"); this petition was subsequently dismissed on March 3, 2000. As BAI's primary creditor, the Fund has incurred expenses related to the Lawsuit and the Bankruptcy totaling approximately $519,000 through November 30, 2000, and will continue to incur expenses in connection with the Lawsuit and Bankruptcy.

     On or about October 31, 2000, a settlement was reached in the amount of $3.3 million (the "Settlement Payment") resolving the claims (aggregating no less than $26 million) asserted in the Lawsuit and by the Trustee against the Fund.

     The Fund had approximately $3 million of cash reserves available to pay future expenses related to the Lawsuit and Bankruptcy, including the Settlement Payment, as well as future expenses of winding up the Fund's affairs. After giving effect to estimates of such future expenses, it was anticipated that the Fund would not have sufficient funds to pay for all such expenses after funding the Settlement Payment. Accordingly, to facilitate the settlement of the aforementioned claims, as well as to facilitate the timely wind up and liquidation of the Fund, ML Mezzanine Inc. and the Thomas H. Lee Company (both affiliates of the Managing General Partner) agreed to pay an aggregate amount (the "Differential Payment Amount") equal to the total of (i) the difference between the Settlement Payment and the Fund's available cash balance at the settlement date, after setting aside reserves for the projected future expenses necessary to complete the Fund's liquidation and (ii) any future expenses, when and as incurred in connection with the winding up and liquidation of the Fund, to the extent such expenses exceed the Fund's estimated expense reserve. To date, $700,000 has been advanced as part of the Differential Payment Amount. For accounting purposes, any monies advanced as part of the Differential Payment Amount will be recorded by the Fund as a capital contribution from the Managing General Partner. To the extent that the actual amount required to wind up and liquidate the Fund is less than the estimated expense reserve, such amount will be reimbursed to ML Mezzanine Inc. and the Thomas H. Lee Company up to the amount of the $700,000 Differential Payment Amount previously advanced by them.

     On or about November 7, 2000, the Fund, ML Mezzanine Inc. and the Thomas H. Lee Company paid the Settlement Payment to an escrow account pending final approval of this settlement. On December 1, 2000, without any objection having been filed, the settlement was approved by the District Court in the Lawsuit and by the Bankruptcy Court in Opco's Chapter 7 case, although the periods within which appeals of such approvals may be made have not yet fully run.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant in the capacities indicated on the 21th day of December, 2000.

                                    By: Mezzanine Investments, L.P.
                                        Managing General Partner

                                    By: ML Mezzanine Inc.
                                        Its General Partner

Date: 12/21/00                      By: /s/ Kevin T. Seltzer
      --------                          --------------------
                                        Kevin T. Seltzer
                                        Vice President and Treasurer